Exhibit 10.10
SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE REDACTED TERMS HAVE BEEN BLACKENED IN THIS EXHIBIT AT THE APPROPRIATE PLACE.
BY-PRODUCTS SUPPLY AGREEMENT
     THIS AGREEMENT (the “Agreement”), dated as of February 14 , 2008, is by and between RENEWABLE ENVIRONMENTAL SOLUTIONS, LLC, a Delaware limited liability company (“RES”), and BUTTERBALL, LLC, a North Carolina limited liability company (“Seller” or “Butterball”)
RECITALS:
(a)	RES desires to acquire certain by-products from Seller’s facility in Carthage, Missouri (the “Facility”).

(b)	Seller desires to furnish RES with such by-products from the Facility in accordance with the terms and conditions set forth below.
     NOW, THEREFORE, in consideration of the foregoing recitals which are incorporated with and are made a part of this Agreement, and in further consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:
AGREEMENT:
     1. Purchase and Sale of By-Products. Seller shall furnish RES with the By-Products (defined below) and RES shall purchase and pay for the By-Products in accordance with the terms and conditions of this Agreement. “By-Products” means the following by-products generated by the Facility: birds dead on arrival at the facility (“DOAs”); whole birds and parts that have been condemned by the U.S.D.A. inspector at the Facility (“Condemned Poultry”); feathers; blood; heads; feet; entrails and lungs; inedible necks, hearts, livers and gizzards; skin, bones; drum and tail offal; and comminuted residue.
     2. Pricing of By-Products.
2.1	Base Price. The price per pound for feathers and blood in a given week will be an amount per pound as set forth on the price matrix attached hereto as Exhibit A, adjusted pursuant to Section 2.3 and 2.4 below. The price per pound for all By-Products other than feathers and blood in a given week will be an amount per pound as set forth on the price matrix attached hereto as Exhibit B, adjusted pursuant to Section 2.3 and 2.4 below. The applicable reference point on the price matrices are determined as follows: ■ All prices are F.O.B. the Facility.

2.2	Weight. For purposes of pricing, the weight for each of the following By-Products shall be determined as follows:

By-Product	Weight Method

Feathers and Blood	■% of Live Weight

Entrails, Heads, Feet and Lungs	■% of Live Weight

Hearts	■% of Live Weight

Livers	■% of Live Weight

Gizzards	■% of Live Weight

Necks	■% of Live Weight
The weight for purposes of pricing of all other By-Products will be the actual weight of such By-Products processed at the Facility during a given week using the scale at the Facility. The term “Live Weight” shall mean the actual weight of all poultry processed at the Facility during a given week using the scale at the Facility, less the weight of DOAs and Condemned Poultry processed during that week.

2.3	Invoice Discount. The Seller shall calculate the price for By-Products each week in accordance with Sections 2.1 and 2.2 above and shall then apply a discount of ■ percent ■ to the gross purchase price for the week, prior to applying the adjustment set forth in Section 2.4 below or any other credits or adjustments.

2.4	Energy Cost Adjustment. The base price for natural gas is $■ per Mcf (thousand cubic feet) (the “NG Base Cost”). At the beginning of each of the Seller’s fiscal months, Seller will calculate the actual average cost of natural gas delivered to the burner tip at the Facility during the previous fiscal month. If such actual cost is more than the NG Base Cost, the price per pound of By-Products for the then-current fiscal month will be reduced by $■ for each full incremental increase of $■ per Mcf over the NG Base Cost. If such actual cost is less than the NG Base Cost, then the price per pound of the By-Products during the then-current fiscal month will be increased by $■ for each full incremental decrease of $■ per Mcf below the NG Base Cost.
     3. Quantity. Seller shall deliver an amount of By-Products to RES equal to (a) one hundred percent (100%) of the By-Products that are produced by the Facility less (b) up to forty (40) tons of inedible By-Products per week comprised of one load of Bones and one load of other inedible By-Products, not to exceed twenty (20) tons each, which will be sold by Butterball to pet food producers.
     4. Delivery; Risk of Loss. All By-Products shall be delivered F.O.B. the Facility. Risk of loss and title shall pass from Seller to RES upon the By-Products being loaded onto RES’s trucks at the Facility. Seller’s employees shall load such By-Products onto such trucks. RES agrees to remove all By-Products from the Facility. In the event RES’s Carthage, Missouri facility (the “RES Plant”) is inoperable for extended periods of time during the term of this Agreement or RES becomes insolvent, RES agrees to continue to remove all By-Products from the Facility for the term of the Agreement or until such time that Seller procures an alternative acceptable buyer for By-Products. In the event that the RES Plant is inoperable for extended periods of time Seller agrees to work in good faith with RES to identify alternative sources for disposition of By-Products.
     5. Seller Operation. At all times during Seller’s operation of the Facility, Seller agrees to use its best efforts to keep metal, wood, trash and other foreign matter from being loaded on the trailers and to minimize the amount of water placed in the trailers. In conjunction with the effort to minimize such trash and other foreign matter, Seller shall include foreign matter training materials in its orientation of new Facility employees and shall continue to provide such training at least semi-annually. If RES determines by visual inspection, in its reasonable judgment, that significant quantities of foreign matter are present in any load, it shall promptly notify Seller and provide Seller with a reasonable opportunity to consult with RES with respect to the handling of that load. Additionally, should the RES Plant become inoperable as a result of any trash or foreign material included with By-Products delivered from Seller, Seller agrees to share equally the cost of landfill or other alternative disposition of By-Products. RES agrees to promptly notify Seller in the event of any such inoperability of the RES Plant and RES further agrees to maintain reasonable commercial operating standards within the RES Plant designed to identify and prevent foreign material from entering its processes and to make its best efforts to resume normal operations as promptly as possible.
     6. Payment Terms. Invoices for the By-Products shall be sent on a weekly basis for the By-Products of poultry processed in the Facility for the immediately preceding week, measured from Monday to Sunday. The terms of payment to Seller shall be net thirty (30) days from the date of the invoice for the respective shipment. Payments received after 30 days will bear interest at one-percoent (1%) per month calculated on a daily basis for actual days outstanding in excess of 30 days. For example, if Seller invoices RES for $40,000 on November 1, RES shall make payment by December 1. If payment is not made until December 10, RES shall owe Seller $131.51 ($40,000 x 0.12 x 10/365).
     7. Term. The initial term of this Agreement shall commence on May 10, 2008 and expire on May 9, 2010. Thereafter, this Agreement shall thereafter automatically renew for successive one year periods unless either party provides written notice of termination to the other party at least six (6) months prior to the end of the initial or renewal term. Notwithstanding the foregoing, RES may terminate this Agreement at any time upon twelve months’ prior written notice to Seller if RES ceases operation of the RES Plant and Seller may terminate this Agreement at any time upon twelve months’ prior written notice to RES if Seller ceases operation of the Facility.
     8. Transportation. RES shall pick up By-Products from the Facility on each day that the Facility is open and operating using RES’s equipment (except for Blood, which will be loaded on Seller’s trailers, but transported by RES). All transportation for pick-up of the By-Products will be arranged by RES and billed back to Seller as follows:

By-Product Type /Loading Method	Cost Per Load

Blood (transported using Seller’s trailers)	$■

By-Products generated in Seller’s Kill Department, consisting primarily of feathers, heads; feet; entrails, lungs; and inedible necks, hearts, livers and gizzards.	$■

By-Products generated in Seller’s Boning Department consisting primarily of bones and skin, loaded manually utilizing tote bins.	$■

By-Products generated in Seller’s Boning Department consisting primarily of bones and skin, loaded utilizing Seller’s pump system	$■
RES shall clean all trailers and other hauling equipment between loads in accordance with all U.S.D.A. requirements. If Seller determines by visual inspection, in it reasonable judgment, that significant quantities of foreign matter are present in offal hauling equipment between loads, it shall promptly notify RES and provide RES with a reasonable opportunity to consult with Seller with respect to the handling of that equipment.
     9. Indemnification. Each party hereby agrees to defend, indemnify and hold harmless the other party, as well as its shareholders, officers, agents and employees, against any claims, debts, set-offs, liens, judgments, demands, causes of action, costs, liabilities and/or expenses (including, without limitation, reasonable attorneys’ fees) that may arise as a result of any negligent act or omission, or any breach or default, by the indemnifying party in connection with its performance or nonperformance hereunder. RES further agrees to defend, indemnify and hold harmless Seller against all costs, claims and liabilities arising from any acts or omissions that occur in respect to the use or disposal of the By-Products after delivery hereunder.
     10. Insurance. RES agrees during the term hereof to maintain public liability and other insurance with reputable insurance companies, and shall furnish Seller within one (1) week after obtaining such insurance or any renewals thereof, with certificates of insurance properly executed by RES’ insurer evidencing such fact, giving at least one (1) month prior written notice to Seller in the event of cancellation or material alteration of such coverage. The insurance coverage to be maintained by RES shall name Seller as an insured and shall include comprehensive general liability insurance, with blanket contractual liability endorsement against claims for bodily injury, death and property damage occurring on or about the Facility affording minimum single limit protection of Five Million Dollars ($5,000,000) with respect to personal injury or death and property damage occurring or resulting from one occurrence, and workers’ compensation insurance in accordance with applicable state requirements.
     11. Force Majeure. Neither party shall be responsible for any resulting loss to the extent that the performance of any of the terms or provisions of this Agreement is delayed or prevented by riots, wars, acts of public enemies, national emergency, strikes, labor disputes, floods, fires, acts of God, severe weather conditions, power outages or disruptions, poultry epidemic or any resulting quarantine restrictions, or by any other cause not within the control of the party whose performance is interfered with or which, by the exercise of diligence, such party is unable to prevent, whether enumerated above or not. The party claiming to be prevented from performing by any such force majeure condition shall give verbal, followed promptly by facsimile, notice as provided hereinafter to the other party, immediately after the happening thereof. Such notice shall describe the impediment and its effect on performance. If notice is not promptly received by the other party, the non-performing party shall be liable for damages resulting from such other party’s non-receipt of notice. Notwithstanding anything to the contrary herein, should any force majeure condition continue for a period of thirty (30 days after notice from the non-performing party, then the other party may terminate this Agreement upon five (5) days’ prior written notice. Thereafter, neither party shall have any liability or obligation to the other party by reason of such termination.
     12. Access to Books and Records. RES shall have access to such books and records of Seller as may be necessary for verifying weight and energy information in connection with Section 2.2 and 2.3 above. Such books and records shall be made available during Seller’s normal business hours upon reasonable prior notice. RES agrees to keep all information received from Seller strictly confidential.
     13. Default; Termination. Each party shall have the right to immediately terminate this Agreement (with the exception of the provisions in Section 4 of this Agreement in the case of the following clause (i), which shall survive such termination): (i) should the other party become insolvent, or upon the appointment of any receiver or trustee to take possession of the property of the other party; (ii) upon the breach by the other party of any provision of this Agreement that remains uncured for a period of thirty (30) days (or fourteen (14) days in respect to nonpayment by RES) after receiving written notice from the non-defaulting party; provided, however, such thirty (30) day period shall be extended to the amount of time reasonably necessary to effect such cure if the defaulting party has commenced to cure such breach within such thirty (30) day period and is proceeding diligently to complete such cure; or (iii) upon the termination of that certain Ground Lease Agreement between RES and Seller. Expiration or termination of this Agreement shall not affect any rights or obligations of either party which have accrued up to the date of termination or expiration, or which otherwise survive termination in accordance with their respective terms. Nothing herein shall prevent either party from seeking specific performance or damages for breach in respect of any right or obligation contained in this Agreement. The rights and remedies set forth in this Section shall be in addition to any other rights or remedies that may otherwise be available at law or equity.
     14. Non-Discrimination Seller agrees to comply with the non-discrimination clauses contained in Executive Order 11246, as amended, relating to equal employment opportunity for all persons without regard to race, color, religion, sex or national origin, and the implementing rales and regulations prescribed by the Secretary of Labor (41 CFR Chapter 60), and incorporated herein.

     15. Miscellaneous.
15.1	Notices. All notices or other communications required or permitted to be given pursuant to the terms of this Agreement shall be in writing and will be deemed to be duly given when received if delivered (a) in person or by telefax, or (b) mailed by registered or certified mail (return receipt requested), overnight courier, or express mail, postage prepaid, to the following addresses:

If to Seller:	Butterball, LLC
1294 North College Street
Huntsville, Arkansas 72740
Attn: Vice President of Operations
Fax: 479-738-2629

With a copy to:	Butterball, LLC
1240 East Diehl Road
Suite 500, 5th Floor
Naperville, 111. 60563
Attn: Chief Operating Officer
Fax:

If to RES:	Renewable Environmental Solutions, LLC
530 North Main Street
Carthage MO. 64836
Attention: General Manager
Fax: 417-358-5392
or at such other address as the party to whom notice is to be given furnishes in writing to the other party in the manner set forth above.

15.2	Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes any other prior or contemporaneous oral agreements between the parties that may have existed with respect to the subject matter hereto.

15.3	Waivers. The failure of either party to require the performance of any term of this Agreement or a waiver by either party of any breach under this Agreement, shall not prevent subsequent enforcement of such term, nor be deemed a waiver of any subsequent breach.

15.4	Effect of Headings. The section headings within this Agreement are for convenience only and shall not be deemed to affect, in any way, the language of the provisions to which they refer.

15.5	Modifications in Writing. Modifications to this Agreement shall be effective only if in writing and signed by the party to be charged.

15.6	Independent Contractor. The relationship between RES and Seller shall, for purposes of this Agreement, be deemed that of independent contractors

15.7	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns.

15.8	Attachments. All attachments referred to in this Agreement are attached hereto and are incorporated herein by reference as if fully set forth herein.

15.9	Construction. The language in all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, strictly neither for nor against any party hereto, and without implying a presumption that the terms thereof shall be more strictly construed against the person who drafted the document, it being acknowledged and agreed that representatives of both parties have participated in the preparation hereof.

15.10	Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all of which together will constitute the same agreement, whether or not all parties execute each counterpart. Signatures transmitted by telefax or other electronic means will be deemed to be originals for all purposes.

15.11	Assignment. Neither party may assign its rights or obligations under this Agreement without prior written consent of the other party which consent shall not be unreasonably withheld; provided, however, this Agreement shall be assigned to a purchaser of the Facility, and shall be binding upon such purchaser of the Facility who shall be deemed to have assumed the liability of Seller thereafter arising hereunder. Any violation of this provision by either party shall be, at the election of the other party, an incurable material breach, giving such other party an immediate right to terminate the Agreement.

15.12	Choice of Law. The parties agree that this Agreement will be interpreted according to the laws of the State of Missouri, excluding its choice of law rules.

15.13	Operating Committee. Seller and RES shall form an operating committee to monitor operations with respect to the matters covered by this Agreement. Seller shall designate two people from the Facility and RES shall designate two people from the RES Plant, for such committee. Such committee shall meet at least once each month with a set meeting schedule determined in advance, to discuss operations and issues arising under this Agreement. Seller shall deliver to RES at such meeting a forecast of Seller’s “kill schedule” for the next three (3) months. In the event there is a change in the amounts shown in such forecast, due to unforeseen circumstances, Seller shall immediately notify RES of such changes. Additionally, both Seller and RES shall use their best efforts to notify the other party as promptly as possible of any operational or schedule changes at their respective facilities.

IN WITNESS WHEREOF, the parties hereto have signed and executed this Agreement on the date first above written.

RENEWABLE ENVIRONMENTAL		BUTTERBALL, LLC, a North Carolina
SOLUTIONS, LLC, a Delaware limited		limited liability company
liability company

By:		By:	/s/ Joe Nalley

Its:	V.P. RES	Its:	COO

EXHIBIT A
Feather Price Matrix

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EXHIBIT B
Other By-Products Price Matrix

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EXHIBIT B
Other By-Products Price Matrix, cont’d

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EXHIBIT B
Other By-Products Price Matrix, cont’d
In the event the quotes for a given week are not reflected on this price matrix, the price per pound of the applicable By-Products will be determined in accordance with the following parameters:

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■	$■
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EXHIBIT C
Determination of Soybean Meal Quote

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